FILED PURSUANT TO RULE 433 File No. 333-216372

CITIGROUP INC.

$2,500,000,000

3.668% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2028

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	Baa1 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	July 17, 2017

Settlement Date:	July 24, 2017 (T+5 days)

Maturity:	July 24, 2028

Par Amount:	$2,500,000,000

Treasury Benchmark:	2.375% due May 15, 2027

Treasury Price:	$100-21+

Treasury Yield:	2.298%

Re-offer Spread to Benchmark:	T10+137 bp

Re-offer Yield:	3.668%

Fixed Rate Coupon:	3.668%, payable semiannually in arrears from and including the Settlement Date to, but excluding, July 24, 2027 (the “fixed rate period”).

Floating Rate Coupon:	An annual floating rate equal to three-month USD LIBOR plus 1.390%, payable quarterly in arrears from and including July 24, 2027 (the “floating rate period”).

Floating Rate:	3 month USD –BBA–LIBOR Reuters LIBOR01

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$2,489,375,000 (before expenses)

Interest Payment Dates:	During the fixed rate period, each of January 24 and July 24, beginning January 24, 2018, and during the floating rate period, each of October 24, 2027, January 24, 2028, April 24, 2028, and July 24, 2028, beginning on October 24, 2027. Following business day convention during the fixed rate period. Modified following business day convention during the floating rate period. Business days New York.

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after January 24, 2018 and prior to July 24, 2027, at a redemption price equal to the sum of (i) 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Issuer’s Prospectus dated April 7, 2017 (the “Prospectus”)), if any, with respect to such notes. The Reinvestment Rate (as defined in the Prospectus) will equal the Treasury Yield defined therein calculated to July 24, 2027, plus 0.250%.

We may redeem the notes, at our option, (i) in whole, but not in part, on July 24, 2027, or (ii) in whole at any time or in part from time to time, on or after April 24, 2028 at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

CITIGROUP INC.

$2,500,000,000

3.668% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2028

Redemption for Tax Purposes:	We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967LP4

ISIN:	US172967LP48

Sole Book Manager:	Citigroup Global Markets Inc.

Senior Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Natixis Securities Americas LLC

Santander Investment Securities Inc.

Swedbank AB (publ)

Wells Fargo Securities, LLC

U.S. Bancorp Investments, Inc.

Junior Co-Managers:

ANZ Securities, Inc.

Capital Institutional Services, Inc.

Citizens Capital Markets, Inc.

Commonwealth Bank of Australia

Desjardins Securities Inc.

Drexel Hamilton, LLC

The Huntington Investment Company

ING Financial Markets LLC

KeyBanc Capital Markets Inc.

Lloyds Securities Inc.

MFR Securities, Inc.

MUFG Securities Americas Inc.

nabSecurities, LLC

R. Seelaus & Co., Inc.

Scotia Capital (USA) Inc.

Skandinaviska Enskilda Banken AB (publ)

Standard Chartered Bank

UBS Securities LLC

UniCredit Capital Markets LLC

The Williams Capital Group, L.P.

*Note:	A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-216372. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.